Exhibit 99.1

Darden Restaurants Completes Acquisition of Ruth’s Hospitality Group

ORLANDO, Fla., (June 14, 2023) - Darden Restaurants, Inc. (“Darden”) (NYSE:DRI), announced today that it has completed its acquisition of Ruth’s Hospitality Group, Inc. (“Ruth’s”). The Ruth’s Chris Steak House brand now joins and complements Darden’s portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Yard House, Cheddar’s Scratch Kitchen, The Capital Grille, Seasons 52, Eddie V’s and Bahama Breeze.

Ruth’s Chris features signature USDA Prime steaks served sizzling on 500-degree plates, New Orleans-inspired sides and an award-winning wine list. Ruth’s Chris has 155 locations around the globe, including 81 company-owned or company-operated restaurants and 74 franchised restaurants.

Darden’s tender offer for all of the issued and outstanding shares of Ruth’s common stock at a price of $21.50 per share, without interest, net to the seller in cash, less any applicable withholding taxes, expired as scheduled at one minute after 11:59 p.m., New York City time, on June 13, 2023, and was not extended (such date and time, the “Offer Expiration Time”). American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised Darden that, as of the Offer Expiration Time, 22,853,263 shares were validly tendered and not validly withdrawn, which represented approximately 71.2% of the then-issued and outstanding shares. All of the conditions to the tender offer were satisfied, and Ruby Acquisition Corporation (“Purchaser”), an indirect wholly owned subsidiary of Darden, accepted for payment, and will promptly pay for, the tendered shares.

The acquisition was completed on June 14, 2023, through a merger of Purchaser with and into Ruth’s in accordance with Section 251(h) of the General Corporation Law of the State of Delaware without a stockholder vote. In connection with the merger, each share not purchased in the tender offer was cancelled and converted into the right to receive $21.50 in cash, without interest, less any applicable withholding taxes. Following the consummation of the merger, Ruth’s became an indirect, wholly owned subsidiary of Darden.

In connection with the completion of the merger, Ruth’s common stock ceased trading on Nasdaq.

About Darden

Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Yard House, Ruth’s Chris Steak House, Cheddar’s Scratch Kitchen, The Capital Grille, Seasons 52, Eddie V’s and Bahama Breeze. For more information, please visit www.darden.com.

Darden Contacts:

(Analysts) Kevin Kalicak, (407) 245-5870; (Media) Rich Jeffers, (407) 245-4189